Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements are based on the historical financial statements of Zogenix, Inc. (“Zogenix” or the “Company”) and Brabant Pharma Limited (“Brabant”), and present the Company’s pro forma balance sheet and statements of operations resulting from the Company’s acquisition of Brabant (the “acquisition”).

For the purpose of the unaudited pro forma combined financial statements, the acquisition was assumed to have occurred as of January 1, 2013, with respect to the unaudited pro forma combined statements of operations for the year ended December 31, 2013 and for the nine months ended September 30, 2014, and as of September 30, 2014 with respect to the unaudited pro forma combined balance sheet. The pro forma adjustments are based upon available information and assumptions that the Company believes are reasonable.

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The acquisition method of accounting uses the fair value concepts defined in ASC 820, “Fair Value Measurement,” ( “ASC 820”) as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances. Zogenix has engaged an independent third-party valuation firm to assist in determining the estimated fair values of in-process research and development, identifiable intangible assets, deferred tax liabilities and the contingent consideration liability. This valuation requires significant estimates and assumptions including but not limited to: determining the timing and estimated costs to complete the in-process projects, projecting regulatory approvals, estimating future cash flows, and developing appropriate discount rates. Zogenix believes the preliminarily estimated fair values assigned to the assets acquired and liabilities assumed are based on reasonable assumptions. These fair value estimates may change if additional information becomes available, and accordingly, fair values assigned and adjustments reported herein will remain preliminary until the Company has all of the information necessary to finalize their valuation, and the final acquisition accounting adjustments could differ materially from the pro forma adjustments presented herein. Any increase or decrease in the fair value of Brabant’s tangible and identifiable intangible assets and liabilities, as compared to the information shown herein, would also change goodwill recorded and could impact the operating results of the Company due to differences in amortization related to these assets and liabilities. The Company intends to complete the valuation of the assets acquired and liabilities within twelve months of the closing of the acquisition.

The unaudited pro forma combined financial information has been provided to comply with the presentation of certain financial information relating to Brabant in satisfaction of the requirements of Rule 3-05 of Regulation S-X, as required to be filed pursuant to Items 9.01(a) and 9.01(b) of Form 8-K. The unaudited pro forma combined financial information is for informational purposes only and does not purport to represent what the Company’s actual results would have been if the acquisition had been completed as of the date indicated above, or that may be achieved in the future. The unaudited pro forma combined statement of operations does not include the effects of any cost savings from operating efficiencies or synergies that may result from the acquisition.

The unaudited pro forma combined financial statements, including the notes thereto, should be read in conjunction with the Company’s historical financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 7, 2014, and the Company’s quarterly report on Form 10-Q for the three months and nine months ended September 30, 2014, filed with the SEC on November 6, 2014 as well as audited financial statements as of and for the year ended December 31, 2013 and related notes of Brabant that are attached as Exhibit 99.1 to this Current Report on Form 8-K/A.

ZOGENIX, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of September 30, 2014

(In thousands)

	Historical
	Zogenix	Brabant	IFRS to US GAAP Adjustments	Pro Forma Adjustments			Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$50,527	$140	$—	$(20,326)	a	)	$30,341
Restricted cash	8,500	—	—	—			8,500
Trade accounts receivable, net	5,886	—	—	—			5,886
Inventory	19,271	—	—	—			19,271
Prepaid expenses and other current assets	6,406	56	—	—			6,462

Total current assets	90,590	196	—	(20,326)			70,460
Property and equipment, net	10,615	4	—	—			10,619
Identifiable intangible assets, net	—	—	—	102,500	c	)	102,500
Goodwill	—	—	—	7,400	d	)	7,400
Other assets	5,821	—	—	—			5,821

Total assets	$107,026	$200	$—	$89,574			$196,800

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,177	$294	$—	$(326)	a	)	$8,145
Accrued expenses	12,650	23	—	—			12,673
Accrued compensation	5,206	24	—	—			5,230
Common stock warrant liabilities	4,007	—	—	—			4,007
Deferred revenue	9,303	—	—	—			9,303

Total current liabilities	39,343	341	—	(326)			39,358
Note payable	2,375	—	—	—			2,375
Deferred revenue, less current portion	7,458	—	—	—			7,458
Other long-term liabilities	315	—	—	—			315
Liability for contingent consideration	—	—	—	53,000	e	)	53,000
Deferred tax liability	—	—	—	21,525	f	)	21,525
Commitments and contingencies
Stockholders’ equity:
Common stock	141	1	—	11	a	) b)	153
Additional paid-in capital	438,533	2,089	—	13,133	a	) b)	453,755
Accumulated deficit	(381,139)	(2,231)	—	2,231	b	)	(381,139)

Total stockholders’ equity	57,535	(141)	—	15,375			72,769

Total liabilities and stockholders’ equity	$107,026	$200	$—	$89,574			$196,800

See accompanying notes to unaudited pro forma combined financial statements.

ZOGENIX, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the nine months ended September 30, 2014

(In thousands, except per share amounts)

	Historical
	Zogenix	Brabant	IFRS to US GAAP Adjustments			Pro Forma Adjustments			Pro Forma Combined
Revenue:
Net product revenue	$16,675	$—	$—			$—			$16,675
Contract manufacturing revenue	6,463	—	—			—			6,463
Service and other revenue	2,494	—	—			—			2,494

Total revenue	25,632	—	—			—			25,632

Operating (income) expense:
Cost of goods sold	6,463	—	—			—			6,463
Cost of contract manufacturing	5,921	—	—			—			5,921
Royalty expense	1,223	—	—			—			1,223
Research and development	12,947	—	126	a	)	—			13,073
Selling, general and administrative	71,197	1,198	(126)	a	)	(326)	a	)	71,944
Impairment of long-lived assets	838	—	—			—			838
Net gain on sale of business	(79,980)	—	—			—			(79,980)

Total operating expense	18,609	1,198	—			(326)			19,481

Income (loss) from operations	7,023	(1,198)	—			326			6,151
Other income (expense):
Interest income	18	—	—			—			18
Interest expense	(2,999)	—	—			—			(2,999)
Loss on early extinguishment of debt	(1,254)	—	—			—			(1,254)
Change in fair value of warrant liabilities	26,418	—	—			—			26,418
Change in fair value of embedded derivatives	(14)	—	—			—			(14)
Other income (expense)	(39)	—	—			—			(39)

Total other income (expense)	22,130	—	—			—			22,130

Net income (loss) before income taxes	29,153	(1,198)	—			326			28,281
Provision for income taxes	(45)	—	—			—	h	)	(45)

Net income (loss)	$29,108	$(1,198)	$—			$326			$28,236

Common share data:
Net income (loss) per share, basic	$0.21								$0.19

Net income (loss) per share, diluted	$0.02								$0.01

Weighted average shares outstanding, basic	140,110					11,995	g	)	152,105
Weighted average shares outstanding, diluted	140,474					11,995	g	)	152,469

See accompanying notes to unaudited pro forma combined financial statements.

ZOGENIX, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2013

(In thousands, except per share amounts)

	Historical
	Zogenix	Brabant	IFRS to US GAAP Adjustments			Pro Forma Adjustments			Pro Forma Combined
Revenue:
Net product revenue	$31,699	$—	$—			$—			$31,699
Service and other revenue	1,313	—	—			—			1,313

Total revenue	33,012	—	—			—			33,012

Operating (income) expense:
Cost of goods sold	21,241	—	—			—			21,241
Royalty expense	1,242	—	—			—			1,242
Research and development	12,805	—	316	a	)	—			13,121
Selling, general and administrative	50,040	1,026	(316)	a	)	—			50,750
Restructuring	876	—	—			—			876

Total operating expense	86,204	1,026	—			—			87,230

Income (loss) from operations	(53,192)	(1,026)	—			—			(54,218)
Other income (expense):
Interest income	18	—	—			—			18
Interest expense	(6,610)	—	—			—			(6,610)
Change in fair value of warrant liabilities	(21,927)	—	—			—			(21,927)
Change in fair value of embedded derivatives	759	—	—			—			759
Other income (expense)	96	—	—			—			96

Total other income (expense)	(27,664)	—	—			—			(27,664)

Net income (loss) before income taxes	(80,856)	(1,026)	—			—			(81,882)
Provision for income taxes	—	—	—			—	h	)	—

Net income (loss)	$(80,856)	$(1,026)	$—			$—			$(81,882)

Common share data:
Net income (loss) per share, basic and diluted	$(0.74)								$(0.68)

Weighted average shares outstanding, basic and diluted	108,568					11,995	g	)	120,563

See accompanying notes to unaudited pro forma combined financial statements.

ZOGENIX, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL

STATEMENTS

1. Description of Transaction

On October 24, 2014, Zogenix Europe Limited (“Zogenix Europe”), a wholly-owned subsidiary of Zogenix, Inc. (the “Company” or “Zogenix”) located in the United Kingdom, acquired Brabant Pharma Limited, a privately-held company organized under the laws of England and Wales (“Brabant”), pursuant to the terms of a Sale and Purchase Agreement (the “Sale and Purchase Agreement”), dated October 24, 2014, by and among Zogenix Europe, Zogenix, Brabant and Anthony Clarke, Richard Stewart, Ann Soenen-Darcis, Jennifer Watson, Reyker Nominees Limited and Aquarius Life Science Limited (collectively, the “Sellers”). In connection with the consummation of the transaction on October 24, 2014 (the “closing”) contemplated by the Sale and Purchase Agreement, Zogenix Europe purchased the issued share capital of Brabant from the Sellers (the “acquisition”) and the Company agreed to guarantee the obligations, commitments, undertakings and warranties of Zogenix Europe. Brabant owns worldwide development and commercialization rights to ZX0008 TM , low-dose fenfluramine, for the treatment of Dravet syndrome (also known as Severe Myoclonic Epilepsy of Infancy). Dravet syndrome is a rare and catastrophic form of pediatric epilepsy with life threatening consequences for patients and current treatment options are very limited. ZX0008 has recently received orphan drug designation in Europe and the United States for the treatment of Dravet syndrome.

Under the terms of the Sale and Purchase Agreement, at the closing Zogenix Europe paid to the Sellers consideration of (i) $20.0 million in cash (net of cash acquired), of which $2.0 million (the “escrow amount”) will be deposited into escrow to fund potential indemnification claims for a period of 6 months, and (ii) 11,995,202 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). Zogenix Europe also committed to paying up to an aggregate amount of $50.0 million upon the achievement of specified regulatory milestones and $45.0 million upon the achievement of specified sales milestones. The Company has agreed to use commercially reasonable efforts (as defined in the Sale and Purchase Agreement) to develop and commercialize ZX0008 and to achieve the milestones.

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The acquisition method of accounting uses the fair value concepts defined in ASC 820, “Fair Value Measurement,” ( “ASC 820”) as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances. Zogenix has engaged an independent third-party valuation firm to assist in determining the estimated fair values of in-process research and development, identifiable intangible assets, deferred tax liabilities and the contingent consideration liability. This valuation requires significant estimates and assumptions including but not limited to: determining the timing and estimated costs to complete the in-process projects, projecting regulatory approvals, estimating future cash flows, and developing appropriate discount rates. Zogenix believes the preliminarily estimated fair values assigned to the assets acquired and liabilities assumed are based on reasonable assumptions. These fair value estimates may change if additional information becomes available, and accordingly, fair values assigned and adjustments reported herein will remain preliminary until the Company has all of the information necessary to finalize their valuation, and the final acquisition accounting adjustments could differ materially from the pro forma adjustments presented herein. Any increase or decrease in the fair value of Brabant’s tangible and identifiable intangible assets and liabilities, as compared to the information shown herein, would also change goodwill recorded and could impact the operating results of the Company due to differences in amortization related to these assets and liabilities. The Company intends to complete the valuation of the assets acquired and liabilities within twelve months of the closing of the acquisition.

2. Basis of Pro Forma Presentation

The unaudited pro forma combined financial statements are based on the Company’s historical consolidated financial statements and Brabant’s historical financial statements, each included and adjusted to give effect to the October 24, 2014 Brabant acquisition. The unaudited pro forma combined statements of operations for the nine months ended September 30, 2014 and the year ended December 31, 2013 give effect to the Brabant acquisition as if it had occurred on January 1, 2013. The unaudited pro forma combined balance sheet as of September 30, 2014 gives effect to the Brabant acquisition as it had occurred on September 30, 2014.

The unaudited pro forma combined financial statements are not intended to represent or be indicative of the Company’s consolidated results of operations or financial position that would have been reported had the Brabant acquisition been completed as of the dates presented, and should not be taken as a representation of the Company’s future consolidated results of operations or financial position. The unaudited pro forma combined financial statements do not reflect any operating efficiencies and associated cost savings that the Company may achieve with respect to the combined companies.

3. Brabant financial statements

The historical financial statements of Brabant, as presented in the unaudited combined pro forma financial statements, were derived from financial statements prepared in accordance with IFRS for the years ended December 31, 2013 and 2012 and for the nine months ended September 30, 2014, and were adjusted to conform with U.S. GAAP as described in Footnote 5, “IFRS to US GAAP Adjustment”. Also, as a result of the continuing review of Brabant’s accounting policies, Zogenix may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements; however, Zogenix is not aware of any differences that would have a material impact on the combined financial statements. The unaudited pro forma combined financial statements do not assume any differences in accounting policies. Brabant’s historical financial statements were denominated in Great Britain Pound and have been translated into US Dollars as described in Footnote 5 for inclusion into the unaudited combined pro forma financial statements.

4. Purchase Price

The total consideration paid by Zogenix on the closing date consisted of cash consideration of $20.0 million (net of cash acquired), 11,995,202 shares of Zogenix Inc. common stock valued at $15.2 million (based upon the closing price of $1.27 per share on the NASDAQ stock market on October 24, 2014) and contingent consideration in an aggregate of up to $95.0 million in future cash payments, valued at approximately $53.0 million.

Fair Value Estimate of Assets Acquired and Liabilities Assumed

The Company recognized tangible and intangible assets acquired and liabilities assumed in connection with the acquisition of Brabant based on their estimated fair values at the acquisition date. The excess of the purchase price over the fair value of assets acquired and liabilities assumed is . The goodwill acquired is not deductible for tax purposes. For purposes of presentation in the unaudited pro forma combined financial information the following table summarizes the preliminary fair value estimate of the net assets acquired as of October 24, 2014 (in thousands):

Current assets	$108
Fixed assets	4
Identifiable intangible assets	102,500
Goodwill	7,221
Accounts payable	(74)
Deferred tax liability	(21,525)
Net assets acquired	$88,234

The purchase price includes contingent consideration up to $95.0 million payable in cash by Zogenix Europe to the Sellers upon achievement of specified milestones. Milestones related to regulatory filing and approval in the United States and Europe comprise $50.0 million of the potential contingent consideration. The regulatory filing milestones are due within seven years of the closing date of the acquisition upon acceptance of filings by relevant regulatory agencies, and the regulatory approval milestones are due within ten years of the closing date upon approval of the product by relevant regulatory agencies. The remaining $45.0 million of potential contingent consideration payable is related to achievement of specified revenue targets within twenty years from the closing date. There is no assurance that any of the milestones will be achieved.

The fair value of the contingent consideration totaling $53.0 million was derived from a probability weighted earn-out model of future contingent payments. The valuation of the contingent consideration was based on a collaborative effort of the Company’s finance departments and third party valuation experts. Management will remeasure the fair value of the contingent consideration liability at each reporting period, with any changes in fair value being recorded in the current period’s consolidated statement of operations.

The acquired intangible assets consist of in-process research and development for ZX0008 TM , low-dose fenfluramine, for the treatment of Dravet syndrome (also known as Severe Myoclonic Epilepsy of Infancy) as follows in the table below:

	Estimated Fair Value (in thousands)	Estimated Useful Life
In- process research and development	$102,500	(1)

(1)	Acquired in-process research and development (“IPR&D”) is an intangible asset classified as an indefinite-lived until the completion or abandonment of the associated R&D effort. The fair value of intellectual property was capitalized as of the acquisition date and will be amortized over an estimated useful life to be determined at the date the project is completed. Intangible IPR&D is not amortized during the period that it is considered indefinite-lived but rather tested for impairment. The fair value of in-process research and development was determined using an income approach which includes a discounted estimate of future cash flows to be derived from commercial sales utilizing the acquired IPR&D.

Any purchase price adjustments recorded subsequent to the closing date of October 24, 2014 may affect the recorded amount of goodwill. Goodwill acquired at October 24, 2014 will differ from the estimated amount included in the accompanying unaudited pro forma combined financial statements prepared as of September 30, 2014.

5. IFRS to US GAAP Adjustment

The historical financial statements of Brabant are presented in Great Britian Pound (GBP) and have been prepared in accordance with IFRS. Accordingly, certain adjustments have been made in order to (i) reconcile the financial statements to U.S. GAAP; (ii) conform presentation to that applied by Zogenix; and (iii) translate the financial statements to U.S. dollars. The period end exchange rate applicable to the purchase accounting adjustments and to Brabant for the Unaudited Pro Forma Combined Balance Sheet and the average exchange rate during the periods presented for the Unaudited Pro Forma Statements of Operations are as follows:

		USD/EUR
As of October 24, 2014	Period End Spot Rate	$1.6034
As of September 30, 2014	Period End Spot Rate	$1.6239
Year ended December 31, 2013	Average Spot Rate	$1.5643
Nine months ended September 30, 2014	Average Spot Rate	$1.6693

a)	To reflect the reclassification of Brabant’s expenses to conform to U.S. GAAP financial statement expense classification.

6. Pro Forma Adjustments

The historical financial information has been adjusted to give the effect to pro forma events that are 1) directly attributable to the acquisition, 2) factually supportable, and 3) with respect to the statement of operations, expected to have continued impact on the combined results of the companies. The following pro forma adjustments are included in the unaudited pro forma combined financial statements.

a)	To record cash and equity used in the acquisition of Brabant, net of transaction costs of $326,000. The Company paid cash of $20.0 million and issued 11,995,202 shares of common stock in connection with the acquisition. Pro forma excludes payment of Brabant’s net cash balance to Sellers at acquisition date.

b)	To reflect the elimination of Brabant’s historical equity as a result of the acquisition.

c)	To record the fair value of acquired identifiable intangible assets (in-process research and development) which was determined using an income approach which includes a discounted estimate of future cash flows to be derived from commercial sales utilizing the acquired IPR&D.

d)	To record goodwill, which is measured as the excess of the purchase price over the fair value of net assets acquired from Brabant.

e)	To record the fair value of the contingent consideration of $53.0 million based on evaluation of potential future payments to be made as described in footnote 4.

f)	To reflect the adjustment for net deferred tax liability in connection with the Brabant acquisition which was established related to the fair value adjustments of the net assets acquired over their respective tax bases using applicable statutory income tax rates in the United Kingdom. No deferred taxes were provided for goodwill as the goodwill is not deductible for tax purposes.

g)	To reflect the additional shares of common stock issued in conjunction with the acquisition.

h)	The tax effect of the pro forma adjustments is not material.